Exhibit 10.4

Carolina Pro Am Services, Inc.

111 Sunrise Center Dr. (Main Shop)
Thomasville, NC 27360

January 1, 2014

RC-1, Inc.

4041 MacArthur Blvd. Ste., 175

Newport Beach, Ca. 92660

Re: Management Services Agreement

Dear Mr. O'Connell,

This letter constitutes the agreement by and between Carolina Pro Am Drivers Inc. (hereinafter "CPAD') and RC-1 ("Client"), Inc. with respect to various management services.

In consideration of the mutual covenants and premises set forth herein, the parties hereby agree as follows:

1. Services

a. Basic Service. CPAD will render the following professional services (Basic Services) in support of the Client, as and when reasonably requested by Client from time to time during the term hereof.

i. event day management, preparing drivers, crews and administrative people,

ii. media preparation, review of public announcements and background information for magazines, newspaper, periodicals, radio and television stations and other media;

iii. marketing counseling; and

iv. driver client introductions NASCAR, IMSA and other,

CPAD agrees to obtain Client's approval on the above-mentioned Basic Services before CPAD provides any entry information to third parties for any scheduled events.

b. Special Services. In addition to the Basic Services, CPAD is prepared to provide special services for such projects and products as Client shall from time to time request. Before CPAD begins any special services, Client and CPAD shall agree upon CPAD's compensation for rendering such services. Special Services shall include any service that is not a Basic Services.

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2. Compensation

Client agrees to pay CPAD certain agreed upon amounts on agreed upon dates in consideration for CPAD's performance of the Basic Services:

a. Client shall reimburse CPAD (without mark-up) for all travel related expenses and for the entertainment of editorial and other parties whom CPAD deems necessary to entertain in connection with promoting Client's activities. CPAD will obtain Client's approval on all such expenses of $1,000.00 or more.

b. When CPAD uses the services of a third party in providing production-related services to Client, CPAD shall obtain costs and written approval from Client prior to engaging those services. Such costs shall include, but not to be limited to, items such as mechanical and preparation costs, professional production costs (including drivers, over the wall pit crew, host talent, props, hospitality sound and lighting effects, rights, license fees).

If, however, Client wishes to arrange for such services directly and to have the billing issued directly from the supplier to Client, Client shall advise CPAD in advance of the rendering of such services.

c. All payments should be payable to Carolina Pro Am Drivers, Inc. and remitted to: 111 Sunrise Center Dr. Thomasville, NC 27360.

3. Billing Procedures

The fees invoiced for Basic Services shall be due and payable upon receipt of the invoice. With respect to all other payments of such fee, CPAD will send Client an invoice on or about the date of the event, for the Basic Services and the out-of-pocket expenses referred to in Sections 2 above. With your signature below you are jointly and severally responsible for our fees and charges. Your signature represents that you have full authority to execute this Agreement on behalf of the entity referenced herewith. If we do not receive payment by the end of the billing month, you agree to pay a charge of eighteen percent (18%) interest per month on the unpaid balance. If payment is not made by the end of the following month we reserve the right to charge both the eighteen percent (18%) interest per month and pursue all legal remedies available.

4. Term

The term of this Agreement shall commence as of January 1, 2014 and expire on December 31, 2017. At the end of the term, this agreement shall continue on a month-to-month basis until cancelled or renegotiated by either party via a 30-day written notice.

5. Indemnification

a. Client Responsibility

Client acknowledges that CPAD cannot independently verify factual material supplied to CPAD by Client, and therefore Client hereby agrees to indemnify and hold CPAD harmless from and against any and all claims, losses, damages, liabilities, actions, causes of action, expenses (including reasonable attorneys' fees) and any other legal liability which CPAD incurs arising out of information or material supplied by Client and contained in any reports, press releases or other material distributed by CPAD pursuant to this Agreement or otherwise at the direction of Client.

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b. Use of Information by Third Party

The parties agree that CPAD has no control over information once it has been issued to the media or any other third party. The parties further agree that CPAD cannot assure the use of any material by any medium, or the accuracy of what any third party broadcasts, publishes or promotes.

6. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may only be modified or amended by a writing signed by both parties. Any prior or contemporaneous agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect. This Agreement supersedes any and all existing contracts and agreements by the parties with respect to the subject matter covered herein.

7. Agency/Client

The parties agree that when purchasing materials or services on Client's behalf, CPAD will be acting as Client's agent, and all orders placed and contracts entered into by CPAD for such purposes with suppliers and other persons may so state.

8. Titles

Titles are for reference purposes only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

9. Assignment

This final Agreement shall be governed and constructed with the laws of the state of California without giving effect to conflicts-of-law principals thereof. This Agreement may not be assigned to another party, by operation of law or otherwise.

10. Arbitration

The parties hereto agree that any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of this Agreement or the conduct and communications of the parties regarding this Agreement and the subject matter of this Agreement) shall be settled by arbitration at the offices of Judicial Arbitration and Mediation Services, Inc. or successor organization for binding arbitration in Los Angeles, California by a single arbitrator. The arbitrator may grant injunctions or other relief in such dispute or controversy. All awards of the arbitrator shall be binding and non-appealable. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator shall apply California law to the merits of any dispute or claims, without reference to the rules of conflicts of law applicable therein. Suits to compel or enjoin arbitration or to determine the applicability or legality of arbitration shall be brought in the United States District Court for the Central District of California, or if that court lacks jurisdiction, in a state court located within the geographic boundaries thereof. Notwithstanding the foregoing, no party to this Agreement shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided.

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Further, by agreeing to arbitrate, the prevailing parties are entitled to reimbursement of all attorney's fees and costs.

CPAD and Client each hereby acknowledge their acceptance and approval of the foregoing by executing this Agreement in the space set forth below.

Thank You,

Carolina Pro Am Drivers Inc.

By: /s/ Richard S. Ware	Date: January 1, 2014
Richard S. Ware

AGREED TO AND ACCEPTED BY:

By: /s/ Kevin P. O’Connell	Date: 1/1/14
Kevin P. O’Connell
President